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                                              THE CONNECTICUT LIGHT AND POWER COMPANY   Exhibit 12.1
                                                       (Exhibit 12 SEC Ratio)
                                                RATIO OF EARNINGS TO FIXED CHARGES
                                                                                         Twelve Months
                                                                                             Ended
                                                    Year Ended December 31,              June 30, 1994
                                  1989        1990        1991        1992        1993    (UNAUDITED)

                             ---------   ---------   ---------   ---------   ---------     ---------
Earnings:
Income from Comtinuing
Operations                $    207,875     224,783     240,818     206,714     143,702 a.    193,830
Current Income Taxes            78,459      72,843      52,499      88,926     159,876       142,922
Deferred Income Taxes           29,365      34,291     108,754      66,391     (20,188)       30,175
                              ---------   ---------   ---------   ---------   ---------     ---------
Earnings before Income Taxes   315,699     331,917     402,071     362,031     283,390       366,927

Less: Undistributed Income
from less than 50% owned
companies                        1,253         957         611          95         234         1,414


Fixed Charges                  237,386     216,842     198,000     184,407     165,213       152,420
                              ---------   ---------   ---------   ---------   ---------     ---------

Earnings Available for
Fixed Charges                  551,832     547,802     599,460     546,343     448,369       517,933

Fixed Charges:
Interest on Long Term Debt     186,301     176,940     162,307     145,066     126,850       117,647
Amortization of debt discount
and expense, less premium        3,158       3,248       3,949       6,248       7,412         8,722
Interest on Short Term Debt      9,269       4,913       6,208       3,679       6,111         5,725
Other Interest                   5,554       4,294         789       5,659       5,423         2,039
Portion of rents representative
of the interest factor          33,104      27,447      24,747      23,755      19,417        18,287
                              ---------   ---------   ---------   ---------   ---------     ---------
Total Fixed Charges            237,386     216,842     198,000     184,407     165,213       152,420


Ratio of Earnings to
Fixed Charges                     2.32        2.53        3.02        2.96        2.71          3.39
                                  ====        ====        ====        ====        ====          ====

a. Excludes the cumulative effect of an accounting change of $47.7 million.
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